Exhibit 99.1

Report of Independent Accountants

To the Board of Directors and

Stockholders of Data Dimensions, Inc.

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Data Dimensions, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 14, on March 8, 2001, the Company entered into an agreement to be acquired, subject to approval by the Company’s stockholders.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 2, 2001, except for paragraph two

of Note 14, as to which the date is March 8, 2001

DATA DIMENSIONS, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2000	1999
ASSETS
Current assets
Cash and cash equivalents	$2,110	$10,390
Accounts receivable, net	11,523	16,278
Income taxes receivable	4,500	2,551
Prepaid expenses and other current assets	973	2,393
Deferred income taxes	130	102

Total current assets	19,236	31,714
Equipment and furniture, net	2,952	7,039
Deferred income taxes	280	250
Other assets	667	635

Total assets	$23,135	$39,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,057	$1,433
Accrued compensation and commissions	1,638	3,938
Other accrued liabilities	1,393	1,774
Current portion of capital lease obligations	—	1,965

Total current liabilities	4,088	9,110
Capital lease obligations, net of current portion	—	1,941
Other long term liabilities	192	181

Total liabilities	4,280	11,232
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 20,000 shares authorized;13,673 and 13,665 shares issued and outstanding	14	14
Additional paid in capital	24,775	24,679
Treasury stock, at cost (112 shares)	(3,034)	(3,034)
Cumulative comprehensive loss	(371)	(200)
Retained earnings (accumulated deficit)	(2,529)	6,947

Total stockholders' equity	18,855	28,406

Total liabilities and stockholders' equity	$23,135	$39,638

The accompanying notes are an integral part of these financial statements

DATA DIMENSIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years Ended December 31,
	2000	1999	1998
Revenue	$32,408	$90,404	$101,733
Direct costs	22,448	50,174	49,177

Gross margin	9,960	40,230	52,556
General, administrative and selling expenses	25,748	37,735	38,794
Non-recurring charges	(136)	1,171	757

Income (loss) from operations	(15,652)	1,324	13,005

Other expense (income)
Interest expense	22	99	318
Other income, net	(211)	(156)	(193)
Income from litigation settlement	—	(1,885)	—

Total other expense (income)	(189)	(1,942)	125

Income (loss) from continuing operations before income tax	(15,463)	3,266	12,880
Income tax provision (benefit) from continuing operations	(4,361)	1,274	5,046

Income (loss) from continuing operations, net of tax	(11,102)	1,992	7,834
Income (loss) from discontinued operations, net of tax	(1,476)	(1,149)	1,368
Gain from sale of discontinued operations, net of tax	3,102	—	—

Net income (loss)	$(9,476)	$843	$9,202

Earnings (loss) per share—basic
From continuing operations	$(0.82)	$0.14	$0.59
From discontinued operations	0.12	(0.08)	0.10

Net income (loss)	$(0.70)	$0.06	$0.69

Earnings (loss) per share—diluted
From continuing operations	$(0.82)	$0.14	$0.59
From discontinued operations	0.12	(0.08)	0.10

Net income (loss)	$(0.70)	$0.06	$0.69

Weighted average shares outstanding—basic	13,560	13,537	13,347
Weighted average shares outstanding—diluted	13,560	13,555	13,412

DATA DIMENSIONS, INC.

Consolidated Statements of Comprehensive Income

(in thousands)

	Years Ended December 31,
	2000	1999	1998
Net income (loss)	$(9,476)	$843	$9,202
Other comprehensive loss— foreign currency translation adjustments	(171)	(80)	(210)

Comprehensive income (loss)	$(9,647)	$763	$8,992

The accompanying notes are an integral part of these financial statements

DATA DIMENSIONS, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock
			Additional Paid in	Treasury	Cumulative Comprehensive	Retained Earnings (Accumulated
	Shares	$	Capital	Stock	Income (Loss)	Deficit)	Total
Balance at December 31, 1997	13,150	$13	$23,310	$(2,971)	$90	$(3,098)	$17,344
Issuance of common stock:
Exercise of options	466	—	945	—	—	—	945
Exercise of warrants	17	—	186	—	—	—	186
Compensation expense recognized on issuance of options	—	—	98	—	—	—	98
Acquisition of treasury stock in connection with exercise of options	—	—	—	(63)	—	—	(63)
Other comprehensive loss	—	—	—	—	(210)	—	(210)
Net income	—	—	—	—	—	9,202	9,202

Balance at December 31, 1998	13,633	$13	$24,539	$(3,034)	$(120)	$6,104	$27,502
Exercise of options	32	1	43	—	—	—	44
Compensation expense recognized on issuance of options	—	—	97	—	—	—	97
Other comprehensive loss	—	—	—	—	(80)	—	(80)
Net income	—	—	—	—	—	843	843

Balance at December 31, 1999	13,665	$14	$24,679	$(3,034)	$(200)	$6,947	$28,406
Exercise of options	8	—	14	—	—	—	14
Compensation expense recognized on issuance of options	—	—	82	—	—	—	82
Other comprehensive loss	—	—	—	—	(171)	—	(171)
Net loss	—	—	—	—	—	(9,476)	(9,476)

Balance at December 31, 2000	13,673	$14	$24,775	$(3,034)	$(371)	$(2,529)	$18,855

The accompanying notes are an integral part of these financial statements

DATA DIMENSIONS, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net income (loss)	$(9,476)	$843	$9,202
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities
Depreciation and amortization	4,182	5,650	4,391
Deferred income taxes	(58)	(547)	(96)
Compensation expense on stock options	82	97	98
Non-cash portion of non-recurring charges	—	1,055	—
Loss from disposal of equipment and furniture, net	42	392	—
Provision for doubtful accounts	2,206	477	1,015
Gain on sale of discontinued operations, net of tax	(3,102)	—	—
Changes in operating assets and liabilities:
Accounts receivable	4,427	19,833	(20,292)
Prepaid expenses and other current assets	(1,846)	(2,428)	(2,999)
Accounts payable	(458)	(3,138)	655
Accrued compensation and commissions	(2,337)	(2,219)	2,679
Income taxes payable	—	(5,997)	(5,997)
Accrued software license obligations	—	—	(674)
Accrued liabilities	(225)	(1,305)	1,213
Other	(171)	142	727

Net cash provided by (used in) operating activities	(6,734)	12,855	1,916
Cash flows from investing activities:
Proceeds from sale of investment securities	—	—	986
Purchase of equipment and furniture	(1,443)	(1,521)	(3,588)
Sale of discontinued operations	1,800	—	—
Other	36	—	(52)

Net cash provided by (used in) investing activities	393	(1,521)	(2,654)
Cash flows from financing activities:
Net proceeds from issuance of common stock	15	44	1,068
Payment of capital lease obligation	(1,954)	(1,535)	(429)
Distributions to Pyramid stockholder	—	(229)	(771)
Repayment of notes payable	—	—	(3,088)

Net cash provided (used) by financing activities	(1,939)	(1,720)	(3,220)

Net increase (decrease) in cash and cash equivalents	(8,280)	9,614	(3,958)
Cash and cash equivalents, beginning of year	10,390	776	4,734

Cash and cash equivalents, end of year	$2,110	$10,390	$776

Cash paid during the year for:
Interest	$259	$369	$427
Income tax	$17	$9,077	$45
Non cash investing and financing activities:
Equipment acquired under capital lease	—	$2,304	$2,796

The accompanying notes are an integral part of these financial statements

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Description of Business and Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Data Dimensions, Inc., a Delaware corporation, and its subsidiaries (“Data Dimensions” or the “Company”). As more fully described in Note 2, the Company acquired ST Labs, Inc. in 1998. The transaction was a business combination accounted for as a pooling of interests. The historical financial statements for periods prior to consummation of the business combination have been restated as though the companies had been combined for all periods presented. In December 2000, the Company sold its data center outsourcing division, Data Dimension Information Services (“DDIS”) in a cash transaction. The Company received $1.8 million of the $5.4 million purchase price at the closing of the transaction, and the remaining balance was paid in January 2001. The Company’s financial results have been presented to reflect this business as a discontinued operation for all periods presented. See Note 3 for additional information.

Description of Business—The Company conducts its business through two operating divisions:

•	Quality Assurance and Testing (“QA & Test”) Through a network of Test Centers and on-site field consultants, the Company provides comprehensive, outsourced software quality assurance and test solutions for product development organizations and on-line service providers including practice areas of printers and peripherals, publishing and education, embedded systems and Web testing.

•	Application development and maintenance (“ADM”) The Company manages clients’ business applications with the objective of improving software quality, processes, and costs. ADM engagements may also encompass development of new applications, as directed by clients. The Company operates an offshore application solution center in Galway, Ireland, in concert with on-site consultants, to provide its clients with ADM services across a range of platforms and operating environments.

Principles of Consolidation—The financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Operations—The Company operates a solution center and test lab in Ireland through its wholly-owned subsidiary, Data Dimensions Ireland Limited. The Company delivers testing and consulting services in the United Kingdom through its wholly-owned subsidiary, Data Dimensions (UK) Limited. All asset and liability accounts of foreign operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders’ equity in the Consolidated Balance Sheet. Gains and losses resulting from foreign currency transactions are included in income currently.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk primarily include cash and cash equivalents, and accounts receivable. The Company places its cash deposits and certain short-term investments in bank deposits and money market funds with high credit quality financial institutions; at times deposits exceed federally insured limits. The Company places its cash equivalents in investment grade, short-term debt instruments and limits the amount of credit exposure to any one issuer. Accounts receivable consist of account balances due from companies dispersed primarily across the United States, with no significant geographic or industry concentration. The Company performs ongoing credit evaluations of its customer’s financial condition and generally requires no collateral from its customers.

Accounting Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Fair Value Disclosures—Recorded amounts of cash and cash equivalents, investment securities, receivables, prepaid expenses and other current assets, capital lease obligations, long term debt, accounts payable and other amounts included in current liabilities meeting the definition of financial instruments approximate fair value.

Cash and Cash Equivalents—Cash and cash equivalents represent funds on deposit with banks or invested in a variety of highly liquid short-term instruments with original maturities of less than three months.

Deferred Expenses—Certain costs incurred in connection with providing computer mainframe outsourcing services are deferred and recognized over the period services are provided. Recurring costs deferred for existing customers, primarily software license fees, are recorded in prepaid expenses and are typically recognized over 12 months. Costs deferred for new customers, primarily installation and conversion costs, are included in other assets and are recognized over service contract lives of up to five years. These costs are related to the data center operations which was sold in 2000. See Note 3 for more information.

Equipment and Furniture—Equipment and furniture are stated at cost and are depreciated for book purposes utilizing straight-line methods over estimated useful lives of 3 to 5 years. Assets are depreciated for tax purposes using various accelerated methods. Leasehold improvements are amortized over the lesser of the lease term, or useful lives. Repairs and maintenance expenditures are expensed as incurred.

Capitalized Software—Included in equipment and furniture are direct costs of computer software developed or obtained for internal use. Costs incurred are capitalized and amortized over periods not exceeding three years.

Impairment of Long-Lived Assets—The Company evaluates its long-lived assets for financial impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with these assets. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Revenue Recognition—The Company recognizes revenue in compliance with the criteria outlined in Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements.” The criteria are persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

ADM and Test Center revenue consists of billable hours for services provided by the Company’s technical consultants valued at contract rates, and is recognized as services are performed. Product revenue and license fees earned under technology license agreements are generally recognized when the technology has been delivered and there are no significant obligations remaining. Royalty revenue from licensees is recognized as services are provided by the licensee. Advance billings are provided for by certain contracts and are recognized as revenue when the related services are performed.

Grant Accounting—The Company’s subsidiary in Ireland has received an employment grant from the Industrial Development Authority of Ireland. Employment grants, which relate to employee hiring and training, are recognized as a reduction of expense during the period in which the related expenditures are incurred by the Company.

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pre-Operating and Start-up Costs—Pre-operating and start-up costs incurred in connection with the organization and development of new business activities are expensed as incurred and are included in general, administrative and selling expenses. During 1998, such costs were incurred to establish solution centers. The Company’s accounting of startup costs is consistent with the treatment required by AICPA Statement of Position 98-5, “Reporting on Costs of Startup Activities.”

Income Taxes—Deferred taxes are provided for temporary differences in the basis of assets and liabilities for financial reporting and tax purposes. To the extent that it is not considered to be more likely than not that all of the Company’s deferred tax assets will be realized, a valuation allowance is recorded to reduce the deferred tax asset to its estimated net realizable value.

Stock-Based Compensation—Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Pro forma net income and earnings per share are presented in Note 9 on the basis as if compensation had been determined pursuant to SFAS 123.

Earnings Per Share—Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) requires presentation of earnings per share on a basic and diluted earnings per share basis.

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the number of shares utilized as the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common share equivalents had been issued. See Note 12 for additional disclosure.

Segment Reporting—The Company provides disclosures required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 requires disclosures of the Company’s segments based on how information is reported to management. See Note 11 for disclosure regarding the Company’s segments.

Liquidity—During the year ended December 31, 2000, the Company experienced a net loss of $9.5 million and used $6.7 million cash in operations. The Company believes that expected revenues together with existing cash and cash equivalents and financing currently available, will be sufficient to meet anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If management’s plans do not materialize and the operating losses continue, the Company may need to obtain additional sources of liquidity or significantly reduce its operating expenses in order to meet its cash obligations.

Reclassifications—Certain amounts have been reclassified in prior year financial statements to conform with current year presentations.

NOTE 2—Acquisitions

ST Labs, Inc.

In August 1998, the Company completed the acquisition of ST Labs, Inc. (“ST Labs”), in which the Company acquired all of the outstanding Common Stock of ST Labs in exchange for approximately 515,000

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of Data Dimensions Common Stock. In addition, the Company assumed all options outstanding under ST Labs’ Option Plans. If fully exercised, such options would have resulted in the issuance of approximately an additional 158,000 shares of the Company’s Common Stock. The value of the Company’s shares exchanged in the merger, combined with the shares issuable under the Option Plans, was approximately $9.7 million at the time of the merger. ST Labs provides information technology quality assurance and testing services to its customers, including quality assurance and test automation training, software testing in its own or customer locations, and Web site testing. As a result of the transaction, ST Labs became a wholly-owned subsidiary of the Company.

The business combination was accounted for as a pooling of interests for financial reporting purposes. Consequently, the historical financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined for all periods presented.

All fees and expenses related to the business combination and to the consolidation of the combining companies have been expensed as required under the pooling of interests accounting method and included in non-recurring charges in the Consolidated Statements of Operations. Such fees and expenses approximated $757,000 and were comprised of direct transaction costs and the expense of consolidating and integrating the combined companies.

A reconciliation of results of operations for the separate companies through the calendar quarter immediately preceding the business combination is as follows (in thousands):

Six Months Ended June 30, 1998
(Unaudited)
Revenue
Data Dimensions	$41,561
ST Labs	6,800

Combined	$48,361

Net Income (loss)
Data Dimensions	$3,018
ST Labs	(615)

Combined	$2,403

NOTE 3—Divestiture of Data Center Operations

On December 28, 2000, the Company sold its data center operation for $5.4 million. The financial results of the data center operation have been recorded as Income (loss) from discontinued operations on the Consolidated Statement of Operations for all periods presented. The Company recorded a $3.1 million gain, after tax as a result of the transaction. Financial results of the data center operations were as follows for the years ended December 31 (in thousands):

	2000	1999	1998
Revenue	9,173	$11,702	$12,811
Income (loss) before income taxes	(1,848)	(1,884)	2,243
Net income (loss)	(1,476)	(1,149)	1,368

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—Non-recurring Charges

The Company recorded in the Consolidated Statements of Operations non- recurring charges of $1.8 million and $757,000 in 1999 and 1998, respectively. Non-recurring charges in 2000 reflect a reversal of a portion of the 1999 charge due to a reduction in the 1999 severance costs resulting from higher than expected voluntary terminations.

The charge in 1998 of $757,000 before tax ($462,000 after tax) was for merger related costs associated with the business combination with ST Labs in August 1998, as described in Note 2.

The $1.8 million ($1.1 million after tax) charge resulted from the Company’s transition from providing products and consulting services addressing Y2K remediation to providing information technology consulting and other services. The non-recurring charge consisted of (in thousands):

Capitalized product development	$388
Asset impairment	667
Severance costs (approximately 240 people)	783

$1,838

The write-off of capitalized product development represents costs associated with the development of the Company’s Ardes 2k and IVR products. The Company decided to discontinue selling these products as they were no longer a part of the Company’s core business strategy.

The asset impairment reflects the write-down of certain computer equipment at the Company’s data center operations. This equipment was used specifically in the testing of platforms for compliance with Y2K and due to the shift in the Company’s focus, they would not be fully utilized. The Company has written these assets down to their estimated net realizable value based upon third party estimates of fair value and intends to hold these assets for potential future projects which could require the specific equipment identified. The $667,000 for asset impairment has been recorded in Income (loss) from discontinued operations on the Consolidated Statement of Operations in 1999.

NOTE 5—Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts of approximately $2.3 million and $1.3 million at December 31, 2000 and December 31, 1999, respectively. Included in accounts receivable are costs and accrued revenue in excess of amounts billed at the balance sheet date, relating primarily to services provided to customers which have been subsequently billed. Such unbilled amounts approximated $1.1 million and $3.4 million at December 31, 2000 and December 31, 1999, respectively. Included in prepaid expenses and other current assets at December 31, 1999 is approximately $200,000 of amounts retained by customers in accordance with contract terms. No amounts were retained by customers at December 31, 2000. Included in accounts receivable at December 31, 2000 was $3.6 million owed the Company from the sale of the data center operation discussed in Note 3.

NOTE 6—Long-Lived Assets

Equipment and furniture consists of the following at December 31 (in thousands):

	2000	1999
Computers and equipment	$8,601	$13,146
Furniture and fixtures	842	1,071
Leasehold improvements	721	311

	10,164	14,528
Accumulated depreciation	(7,212)	(7,489)

Equipment and furniture, net	$2,952	$7,039

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Computers and equipment include equipment under capital lease of approximately $5.0 million and related accumulated amortization of $1.6 million at December 31, 1999. This equipment was in the data center operations which was sold as described in Note 3.

NOTE 7—Leases

The Company leases facilities and certain equipment under operating leases, some of which contain renewal options. Rent expense was $2.2 million, $2.8 million and $2.6 million in 2000, 1999 and 1998, respectively. Future annual minimum commitments under leases with non-cancelable terms in excess of one year at December 31, 2000, which have not been reduced by minimum sublease revenue of $251,000 are as follows (in thousands):

Operating Leases
2001	$2,391
2002	2,244
2003	1,574
2004	388
2005	319
Thereafter	19

Total minimum payments	$6,935

NOTE 8—Income Taxes

The income tax provision (benefit) consists of the following for the years ended December 31 (in thousands):

	2000	1999	1998
Current provision (benefit) from continuing operations
Federal	$(3,742)	$864	$4,177
State	(35)	119	632
Foreign	59	259	182

	(3,718)	1,242	4,991

Current provision (benefit) from discontinued operations
Federal	(291)	(608)	818
State	—	(86)	112

	(291)	(694)	930

Total current provision (benefit)	(4,009)	548	5,921

Deferred provision (benefit) from continuing operations	(643)	32	55
Deferred provision (benefit) from discontinued operations	701	(41)	(55)

	(58)	(9)	—

Income tax provision (benefit) from continuing operations	(4,361)	1,274	5,046
Income tax provision (benefit) from discontinued operations	410	(735)	875

	$(3,951)	$539	$5,921

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax provision (benefit) from continuing operations for the years ended December 31 differed from amounts computed by applying the U.S. federal income tax rate to pretax income as a result of the following (in thousands):

	2000	1999	1998
Tax at U.S. federal income tax rate	$(5,257)	$1,110	$4,379
Effect of merger costs	—	—	249
State income tax	(35)	119	632
Change in valuation allowance	553	18	499
Foreign differences, net	190	(114)	(410)
Non-deductible expenses	56	125	115
Other, net	132	16	(418)

Income tax provision (benefit)	$(4,361)	$1,274	$5,046

Deferred income taxes are comprised of the following at December 31 (in thousands):

	2000	1999
Deferred tax assets:
Operating loss carryforwards	$1,135	$980
Tax-book depreciation	278	250
Allowance for doubtful accounts	816	482
Other	159	408

Total deferred tax assets	2,388	2,120
Valuation allowance	(1,432)	(1,518)

Net deferred tax assets	956	602

Deferred tax liabilities	(546)	(250)

Net deferred income taxes	$410	$352

The Company has recorded net deferred income tax assets, including operating loss carryforwards. Realization of the operating loss carryforwards is dependent on generating sufficient taxable income prior to their expiration. Utilization of operating loss carryforwards following certain changes in ownership is subject to limitations, which may significantly diminish net operating loss carryforwards available to offset future taxable income. A valuation allowance has been established for these operating loss carryforwards. At December 31, 2000, the Company has net operating loss carryforwards available to offset future taxable income of approximately $2.4 million with expiration dates through 2018.

The Company has recorded a federal income tax receivable of $4.5 million in recognition of a refund that will be generated from carrying back the tax losses generated in 2000 and recapturing taxes paid in 1998 and 1999.

NOTE 9—Stockholders’ Equity, Stock Options and Warrants

The Company has incentive stock option plans pursuant to which options to purchase shares of the Company’s Common Stock may be granted to employees and directors. The plans provide that the option price shall not be less than the fair market value of the shares on the date of grant. Options generally vest ratably over four year periods as provided for in each employee’s option agreement, and generally expire in the fifth year after the options vest. In 1998, stock options for 400,000 shares were granted outside the Company’s stock

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

option plans. Included in this grant, options to purchase 350,000 shares vest ratably over four years and options to purchase 50,000 shares vest after one year. These options, which were issued to one individual upon the commencement of employment, expire five years after they vest. In 1999, the shareholders voted to increase the number of shares available for issuance under the stock plans by 1,500,000 shares. At December 31, 2000, there were approximately 1,024,836 shares reserved for options to be granted under the plans.

The following summarizes stock options and warrants transactions (in thousands except per share amounts):

	Shares	Price per Share	Weighted Average Exercise Price
Outstanding at December 31, 1997	1,141	$0.25 to $34.75	$10.06
Granted	990	$8.31 to $17.44	$13.67
Exercised	(446)	$1.62 to $17.25	$12.09
Expired or canceled	(163)	$0.87 to $33.56	$10.04

Outstanding at December 31, 1998	1,522	$0.25 to $34.75	$14.89
Granted	1,162	$1.50 to $ 8.69	$3.60
Exercised	(32)	$0.25 to $ 2.00	$1.38
Expired or canceled	(778)	$1.37 to $29.19	$13.20

Outstanding at December 31, 1999	1,874	$0.25 to $34.75	$8.79
Granted	919	$0.25 to $ 4.00	$1.54
Exercised	(8)	$1.69 to $ 2.00	$1.89
Expired or canceled	(712)	$0.25 to $34.75	$6.41

Outstanding at December 31, 2000	2,073	$0.25 to $33.88	$6.38

Information relating to stock options at December 31, 2000 is summarized by exercise price as follows (thousands of shares):

	Outstanding			Exercisable
		Weighted Average
Exercise Price Per Share	Shares	Life (Years)	Exercise Price	Shares	Weighted Average Exercise Price
$ 0.25 to $ 1.38	383	6.4	$0.93	17	$0.94
$ 1.44 to $ 2.56	516	6.8	$1.99	29	$1.87
$ 3.06 to $ 3.56	460	5.8	$3.43	201	$3.47
$ 5.06 to $13.25	545	5.7	$12.39	305	$12.48
$13.31 to $33.88	169	5.7	$20.76	111	$21.65

	2,073	6.1	$6.38	663	$10.52

The weighted average fair value of options granted for the years ended December 31, 2000, 1999 and 1998 are $1.54, $3.08 and $10.08, respectively. Stock options issued to employees generally have an exercise price not less than the fair value of the Company’s Common Stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company’s financial statements.

Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company’s net income (loss) and earnings (loss) per share for the years ended December 31, would have been reduced to the pro forma amounts presented below (in thousands, except per share data):

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2000	1999	1998
Net income (loss)
As reported	$(9,476)	$843	$9,202
Pro forma	$(11,676)	$(827)	$8,021
Earnings (loss) per diluted share
As reported	$(0.70)	$0.06	$0.69
Pro forma	$(0.86)	$(0.06)	$0.60

The fair market value of option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model with the following assumptions:

	2000	1999	1998
Expected life of options	5 years	5 years	5 years
Risk-free interest rate	5.8%	5.6%	5.2%
Dividend yield	0%	0%	0%
Volatility	227%	97%	96%

NOTE 10—Employee Benefit Plans

The Company has 401(k) plans for those employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation subject to IRS 401(k) limitations. Company contributions to the plans are discretionary as determined by the Board of Directors. Total contributions charged to expense for the plans approximated $207,000, $523,000, and $49,000 in 2000, 1999, and 1998, respectively.

NOTE 11—Segment Reporting

The Company operates in two segments, Quality Assurance and Testing, and Application Development and Maintenance. The description of these segments is included in the description of business in Note 1.

The Company evaluates its performance and allocates resources based on income from operations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1. The Company’s reportable segments are managed separately because they provide different services to the customer. The consulting segment was phased out in 2000 (in thousands):

	ADM	QA & Test	Consulting	Other	Total
2000
Revenue	$7,211	$20,575	$4,622	—	$32,408
Intersegment revenue	162	92	—	—	254
Segment profit	(868)	1,721	(1,063)	—	(210)
Non-recurring charges	—	—	(136)	—	(136)
1999
Revenue	$1,845	$13,064	$67,811	$7,684	$90,404
Intersegment revenue	—	—	1,033	520	1,553
Segment profit	412	1,704	15,149	(292)	16,973
Non-recurring charges	—	—	618	388	1,006
1998
Revenue	—	$13,720	$84,023	$3,990	$101,733
Segment profit	—	(488)	27,281	(3,517)	23,276

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company does not record interest expense, interest income, depreciation, tax provision or assets by segment.

The total of the segment revenue and income before income taxes does not equal the consolidated results. The following table provides a reconciliation of segment results to the consolidated results from continuing operations (in thousands):

	2000	1999	1998
Revenue
External revenue for reportable segments	$32,408	$82,720	$97,743
Intersegment revenue for reportable segments	254	1,033	—
Other revenue	—	8,204	3,990
Elimination of intersegment revenue	(254)	(1,553)	—

Consolidated revenue	$32,408	$90,404	$101,733

Income (loss) from continuing operations before income tax
Income from operations for reportable segments	$(210)	$17,265	$26,793
Other income or loss	—	(292)	284
Unallocated amounts:
Corporate general, and administrative	(15,253)	(13,707)	(14,197)

Consolidated income (loss) from continuing operations before income tax	$(15,463)	$3,266	$12,880

Significant Customers—In 2000, 1999 and 1998, one customer accounted for 17, 11 and 25 percent, respectively, of the Company’s revenue.

Geographic Information—Revenue is generated primarily from customers in the United States. No country outside of the United States represents a significant percent of total revenue. The revenue below is based on the location of the customer (in thousands):

	2000	1999	1998
United States	$31,392	$84,382	$99,438
Foreign	1,016	6,022	2,295

Total	$32,408	$90,404	$101,733

NOTE 12—Earnings Per Share

A reconciliation of the basic and diluted earnings per share to the shares used is as follows (in thousands):

	2000	1999	1998
Weighted average shares outstanding—basic	13,560	13,537	13,347
Weighted effect of dilutive options and warrants	—	18	65

Weighted average shares outstanding—diluted	13,560	13,555	13,412

The Company’s outstanding options have been considered utilizing the treasury stock method in calculating diluted earnings per share. There were 2.1 million, 1.2 million, and 890,000 options outstanding at December 31, 2000, December 31, 1999 and December 31, 1998, respectively, that were anti- dilutive and excluded from the diluted share calculation.

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As more fully described in Note 2, during 1998 the Company issued approximately 515,000 shares, of its Common Stock in connection with a business combination accounted for as a pooling of interests. All share and per share data presented in these financial statements have been restated on the basis that these shares have been outstanding for all periods presented.

NOTE 13—Commitments and Contingencies

The Company is from time to time involved in various claims and legal proceedings of a nature considered by Company management to be routine and incidental to its business. In the opinion of Company management, after consultation with outside legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

During 1996, the Company’s subsidiary in Ireland entered into a grant agreement with Ireland’s Industrial Development Authority pursuant to which, under certain conditions, the Company may receive grant monies of up to 1.1 million Irish Pounds (approximately $1.3 million at December 31, 2000). During the years ended December 31, 2000, 1999 and 1998, the Company recognized grant monies of approximately $0, $0, and $272,000, respectively. Pursuant to terms of the grant the Company could have an obligation to repay grant funds in the event that the Company should discontinue its Irish operations prior to the commitment period provided for in the grant agreement, which expires in 2001.

NOTE 14—Subsequent Events

On January 22, 2001, the Company signed a one year, $10 million loan agreement. The loan agreement provides for up to $7.5 million in borrowing, depending on available assets, with an increase to $10 million upon achieving certain financial milestones. The loan agreement provides for certain financial covenants and borrowings under the loan agreement are secured by the company’s assets. In connection with the loan agreement, warrants for 225,000 shares of the Company’s Common Stock were issued.

On March 8, 2001, the Company signed an Agreement and Plan of Reorganization with Lionbridge Technologies, Inc. The agreement calls for the Company to be acquired pursuant to a tax-free exchange of stock. The approximate value of the transaction is $15 million based on the value of the shares on the date of agreement. The transaction must be approved by the Company’s stockholders at a special meeting for stockholders which is anticipated to be held on or before July 31, 2001.

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15—Quarterly Financial Data (Unaudited)

In December 2000, the Company disposed of its data center operation as discussed in Note 3. The quarterly information presented below has been restated to reflect the data center operation as a discontinued operation (in thousands, except per share data):

	2000
	Quarters Ended					Year Ended December 31
	March 31	June 30	September 30		December 31
Revenue	$7,625	$8,249	$8,995		$7,539	$32,408
Gross margin	2,327	2,612	2,855		2,166	9,960
Loss from continuing operations	(1,907)	(2,389)	(2,215)		(4,591)	(11,102)
Income (loss) from discontinued operations	(370)	(346)	(284)		2,626	1,626
Net loss	$(2,277)	$(2,735)	$(2,499)		$(1,965)	$(9,476)
Loss from continuing operations per share	$(0.14)	$(0.17)	$(0.16)		$(0.33)	$(0.82)
Income (loss) from discontinued operations per share	$(0.03)	$(0.03)	$(0.02)		$0.19	$0.12
Loss per share (c)	$(0.17)	$(0.20)	$(0.18)		$(0.14)	$(0.70)

	1999
	Quarters Ended					Year Ended December 31
	March 31	June 30	September 30		December 31
Revenue	$28,273	$28,938	$19,641		$13,552	$90,404
Gross margin	13,725	13,037	8,017		5,451	40,230
Income (loss) from continuing operations	1,352	1,311	(1,497	)(a)	826 (b)	1,992
Income (loss) from Discontinued operations	191	120	(1,183)		(277)	(1,149)
Net income (loss)	$1,542	$1,431	$(2,680	)(a)	$550 (b)	$843
Income (loss) from continuing operations
per share	$0.10	$0.10	$(0.11)		$0.06	$0.14
Income (loss) from discontinued operations per share	$0.01	$0.01	$(0.09)		$(0.02)	$(0.08)
Earnings (loss) per share (c)	$0.11	$0.11	$(0.20	)(a)	$0.04 (b)	$0.06

(a)	The third quarter of 1999 included non-recurring charge of $1.2 million, before tax in Income (loss) from continuing operation and $1.9 million, before tax in Net income (loss) and Earnings (loss) per share.
(b)	The fourth quarter of 1999 included income from a litigation settlement of $1.9 million, before tax recorded in non-operating income.
(c)	Earnings (loss) per share for the year will not necessarily equal the sum of the net income (loss) per share amounts for the quarters due to different weighting of the diluted shares outstanding.

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The quarterly amounts reported above differ from those reported in the Company’s Form 10-Q’s filed for the respective periods due to the presentation of the discontinued operation. Revenue, gross margin and income (loss) from continuing operations have been restated for all quarters previously reported. Below is a reconciliation from the amounts reported on the Form 10-Q’s to the amounts reported herein.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Annual
Revenue—2000	$7,625	$8,249	$8,995	$7,539	$32,408
From discontinued operations	2,534	2,170	2,132

As previously reported	10,159	10,419	11,127	7,539	32,408
Revenue—1999	28,273	28,938	19,641	13,552	90,404
From discontinued operations	3,945	3,341	1,952	2,464	11,702

As previously reported	32,218	32,279	21,593	16,016	102,106
Gross margin—2000	2,327	2,612	2,855	2,166	9,960
From discontinued operations	(56)	(113)	(166)

As previously reported	2,271	2,499	2,689	2,166	9,960
Gross margin—1999	13,725	13,037	8,017	5,451	40,230
From discontinued operations	755	609	(873)	(46)	445

As previously reported	14,480	13,646	7,144	5,405	40,675
Income (loss) from continuing operations
2000	(1,907)	(2,389)	(2,215)	(4,591)	(11,102)
1999	1,352	1,311	(1,497)	826	1,992
Income (loss) from discontinued operations
2000	(370)	(346)	(284)	2,626	1,626
1999	191	120	(1,183)	(277)	(1,149)
Net income (loss)
2000	(2,277)	(2,735)	(2,499)	(1,965)	(9,476)
1999	1,542	1,431	(2,680)	550	843
Income (loss) per share from continuing operations—basic
2000	(0.14)	(0.17)	(0.16)	(0.33)	(0.82)
1999	0.10	0.10	(0.11)	0.06	0.14
Income (loss) per share from discontinued operations—basic
2000	(0.03)	(0.03)	(0.02)	0.19	0.12
1999	0.01	0.01	(0.09)	(0.02)	(0.08)
Net income (loss) per share—basic
2000	(0.17)	(0.20)	(0.18)	(0.14)	(0.70)
1999	0.11	0.11	(0.20)	0.04	0.06
Income (loss) per share from continuing operations—diluted
2000	(0.14)	(0.17)	(0.16)	(0.33)	(0.82)
1999	0.10	0.10	(0.11)	0.06	0.14
Income (loss) per share from discontinued operations—diluted
2000	(0.03)	(0.03)	(0.02)	0.19	0.12
1999	0.01	0.01	(0.09)	(0.02)	(0.08)
Net income (loss) per share—diluted
2000	(0.17)	(0.20)	(0.18)	(0.14)	(0.70)
1999	0.11	0.11	(0.20)	0.04	0.06